Oncolytics Biotech® Receives Fast Track Designation for Pelareorep in Second-Line and Later Anal Cancer

Designation supports development in an estimated $1 billion market where there are no FDA-approved therapies for patients whose disease progresses following first-line standard of care therapy

Third Fast Track designation in gastrointestinal cancers strengthens Oncolytics’ regulatory momentum and continues to advance the Company’s path toward registration

SAN DIEGO, CA, July 20, 2026 – Oncolytics Biotech® Inc. (Nasdaq: ONCY) (“Oncolytics” or the “Company”), a clinical-stage immunotherapy company, today announced that the U.S. Food and Drug Administration (“FDA”) has granted Fast Track designation to pelareorep in combination with a checkpoint inhibitor for the treatment of patients with inoperable, locally recurrent or metastatic squamous cell carcinoma of the anal canal (“SCAC”) who have progressed on or were intolerant to one or more prior lines of systemic therapy.

Fast Track designation is intended to facilitate the development and expedite the review of therapies that treat serious diseases and address significant unmet medical needs. The designation provides opportunities for more frequent interactions with the FDA throughout development, rolling review of a future Biologics License Application, and eligibility for Priority Review, if applicable.

The Company believes the designation further validates pelareorep’s potential to address a significant unmet need in advanced SCAC and follows the positive feedback received during its April 2026 meeting with the FDA regarding a potential registrational development strategy for the program. Based on the FDA’s feedback, Oncolytics believes it has a clear regulatory framework in place to advance pelareorep toward a pivotal study in this indication.

“This Fast Track designation represents another important regulatory milestone for Oncolytics and reflects the significant progress we have made over the past twelve months in advancing pelareorep toward potential registration,” said Jared Kelly, Chief Executive Officer of Oncolytics. “During that time, we have received Fast Track designation in both metastatic colorectal cancer and squamous cell anal carcinoma, achieved important FDA alignment on registrational development strategies, strengthened our intellectual property portfolio, and continued to generate compelling clinical data across our gastrointestinal oncology programs. Our April meeting with the FDA provided important clarity regarding a potential registrational pathway for pelareorep in second-line and later anal cancer, reinforcing our confidence in the program and our strategy to address an area of significant unmet need. We believe these milestones continue to de-risk our development programs while positioning the Company to deliver meaningful value for patients and shareholders.”

The designation is supported by encouraging efficacy demonstrated in the Company’s GOBLET study evaluating pelareorep in combination with a checkpoint inhibitor in patients with advanced SCAC whose disease had progressed following prior therapy. Previously reported clinical results demonstrated an objective response rate of approximately 30%, more than double historical response rates reported in this setting, a median duration of response of approximately 15.5 months versus 9.5 months, and 12-month overall survival    rate of 82% compared to 45.7%.1, 2

With checkpoint inhibitor plus chemotherapy now established as the first-line standard of care in SCAC, there remains no FDA-approved therapies for patients whose disease progresses following such treatment, representing a significant unmet medical need and an estimated U.S. commercial opportunity approaching $1 billion annually.3, 4 Although checkpoint therapy is also approved as a single agent following progression or intolerance to platinum-based chemotherapy alone, no checkpoint inhibitor has been approved for patients who progress after receiving the current first-line standard of care regimen.

The Fast Track designation in SCAC is the third gastrointestinal cancer designation granted to pelareorep by the FDA, following designations in KRAS-mutated metastatic colorectal cancer in February 2026 and pancreatic cancer in late 2022. Together, these designations underscore pelareorep’s potential to address significant unmet medical needs and further validate the Company’s strategy of pursuing registration in high-value gastrointestinal cancer indications.

About Pelareorep
Pelareorep is an intravenously delivered, systemically active, investigational immunotherapy with a dual mechanism of action that selectively replicates in tumor cells while activating both innate and adaptive anti-tumor immune responses, including the upregulation of key inflammatory cytokines resulting in the formation of tertiary lymphoid structures and the expansion of tumor-infiltrating lymphocytes. Clinical studies have demonstrated pelareorep’s potential to enhance the activity of checkpoint inhibitors and other anti-cancer therapies across multiple solid tumor types.

About Oncolytics Biotech Inc.
Oncolytics is a clinical-stage biotechnology company developing pelareorep, an investigational intravenously delivered double-stranded RNA immunotherapeutic agent. Pelareorep has demonstrated encouraging results in multiple first-line pancreatic cancer studies, two randomized Phase 2 studies in metastatic breast cancer, and early-phase studies in anal and colorectal cancer. It is designed to induce anti-cancer immune responses by converting immunologically “cold” tumors to “hot” through the activation of innate and adaptive immune responses.

The Company is advancing pelareorep in combination with chemotherapy and/or checkpoint inhibitors in metastatic gastrointestinal cancers, where pelareorep has received Fast Track designation from the FDA for colorectal, anal, and pancreatic cancer. Oncolytics is actively pursuing strategic partnerships to accelerate development and maximize commercial impact. For more about Oncolytics, please visit: www.oncolyticsbiotech.com or follow the Company on LinkedIn and on X @oncolytics.

References
1.Oncolytics Biotech, “Oncolytics Biotech Reports Updated Anal Cancer Data Showing Objective Response Rate More Than Double the Current Standard of Care,” October 28, 2025. Available at: https://ir.oncolyticsbiotech.com/press_releases/oncolytics-biotech-reports-updated-anal-cancer-data-showing-objective-response-rate-more-than-double-the-current-standard-of-care/
2.Rao S, et al. Phase II study of retifanlimab in patients (pts) with squamous carcinoma of the anal canal (SCAC) who progressed following platinum-based chemotherapy. Annals of Oncology. 2020 September. doi: https://doi.org/10.1016/j.annonc.2020.08.2272
3.International Agency for Research on Cancer. (2020). Anus fact sheet. Global Cancer Observatory. World Health Organization. https://gco.iarc.who.int/media/globocan/factsheets/cancers/10-anus-fact-sheet.pdf
4.Market Research Future. (n.d.). Anal cancer market research report – Forecast to 2030. https://www.marketresearchfuture.com/reports/anal-cancer-market-1530

Forward-looking statements

This press release contains forward-looking statements, within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under applicable Canadian securities laws (such forward-looking statements and forward-looking information are collectively referred to herein as “forward-looking statements”). Forward-looking statements contained in this press release include statements regarding beliefs as to the potential, registration, mechanism of action and benefits of pelareorep as a cancer therapeutic; the Company’s goals, strategies, and objectives; expectations around the design, milestones, anticipated timelines and expected outcomes for current and future studies, its belief in the clinical promise of pelareorep in anal, colorectal, pancreatic and other gastrointestinal cancers; the Company’s goals and expectations for its potential registrational development path for pelareorep in multiple gastrointestinal cancers. In any forward-looking statement in which Oncolytics expresses an expectation or belief as to future results, such expectations or beliefs are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will be achieved. These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those anticipated. These risks include, but are not limited to, regulatory outcomes, trial execution, financial resources, access to capital markets, and market dynamics. Please refer to Oncolytics’ public filings with securities regulators in the United States and Canada for more information. The Company assumes no obligation to update forward-looking statements, except as required by law.

Company Contact
Jon Patton
Director of IR & Communication
jpatton@oncolytics.com